EXHIBIT 12


                        PEPSICO, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     Years Ended December 30, 1995, December 31, 1994, December 25, 1993,
                   December 26, 1992 and December 28, 1991
                      (in millions except ratio amounts)

                               52 Weeks    53 Weeks          52 Weeks
                               --------    --------   -------------------------
                                1995        1994       1993     1992    1991(a)
                               ------      ------     ------   ------   -------

Earnings:

Income from continuing
 operations before income
  taxes and cumulative
   effect of accounting
    changes ..............   $2,432       $2,664     $2,423   $1,899    $1,660

Joint ventures and minority
 interests, net (b).......       11          (19)        (6)      (1)       (6)

Amortization of
 capitalized interest.....        6            5          5        5         5

Interest expense .........      682          645        573      586       614

Interest portion of net
 rent expense (c).........      156          150        134      122       103
                             ------       ------     ------   ------    ------

Earnings available for
 fixed charges............   $3,287       $3,445     $3,129   $2,611    $2,376
                             ======       ======     ======   ======    ======


Fixed Charges:

Interest expense .........   $  682       $  645    $  573   $  586     $  614

Capitalized interest......       10            5         7        7         10

Interest portion of net
 rent expense (c).........      156          150       134      122        103
                             ------       ------    ------   ------     ------

   Total fixed charges....   $  848       $  800    $  714   $  715     $  727
                             ======       ======    ======   ======     ======

Ratio of Earnings
 to Fixed Charges.........     3.88         4.31      4.38     3.65       3.27
                             ======       ======    ======   ======       ====

(a)  To improve  comparability,  the 1991 amounts have been  restated to report, under the equity method of accounting, the results of previously consolidated snack food businesses in Spain, Portugal and Greece, which were contributed to the new Snack Ventures Europe joint venture with General Mills, Inc. in late 1992.
(b) Prior year amounts have been restated to adjust for the effects of joint ventures and minority interests. The inclusion of these items did not have a material impact on the previously reported ratio of earnings to fixed charges.
(c) One-third of net rent expense is the portion deemed representative of the interest factor.